As filed with the Securities and Exchange Commission on July 28, 2011

Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

 SHIRE PLC
(Exact Name of Registrant as Specified in its Charter)

Jersey (Channel Islands)		98-0601486
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
5 Riverwalk, Citywest Business Campus, Dublin 24 Republic of Ireland
(Address of Principal Executive Offices)

SHIRE PHARMACEUTICALS INC. 401(K) SAVINGS PLAN (Full Titles of the Plan(s))

Ellen Rosenberg Vice President and Senior Legal Counsel Shire Pharmaceuticals Inc. 725 Chesterbrook Boulevard Wayne, Pennsylvania 19087
(Name and Address of Agent for Service)

(484) 595-8800
(Telephone Number, Including Area Code, of Agent for Service)

With a copy to:
John B. Meade, Esq. Davis Polk & Wardwell LLP 99 Gresham Street London EC2V 7NG +44-20-7418-1011	Kyoko Takahashi Lin, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☒                                        Accelerated filer  ☐

Non-accelerated filer  ☐   (Do not check if a smaller reporting company)               Smaller reporting company  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered (2)	Proposed Maximum Offering Price Per Share (3)(4)	Proposed Maximum Aggregate Offering Price (3) (4)	Amount of Registration Fee (4)
Ordinary Shares, nominal value £0.05 per Ordinary Share (“Ordinary Shares”) (1)	3,000,000	$33.70	$101,100,750	$11,737.80
American Depositary Shares, each representing three Ordinary Shares (1) (“ADSs”)	1,000,000	-	-	-

(1)
ADSs evidenced by American Depository Receipts (“ADRs”), issuable upon deposit of Ordinary Shares, of Shire plc (the “Company” or the “Registrant”) have been registered pursuant to a Registration Statement on Form F-6 filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2008.  Each ADS represents three Ordinary Shares.

(2)
This Registration Statement on Form S-8 (this “Registration Statement”) also covers (i) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), any additional shares of common stock without par value of the Registrant that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction and (ii) pursuant to Rule 416(c) under the Securities Act, an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(3)
Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices reported for an Ordinary Share on the London Stock Exchange on July 22, 2011 (£20.675), converted from Pounds Sterling to U.S. Dollars at the currency cross rate at the close of the NASDAQ Stock Exchange on July 22, 2011, as reported by the Wall Street Journal (£1=U.S.$1.6300).

(4)	Rounded up to the nearest cent.

EXPLANATORY NOTE

A Registration Statement was filed with the Commission on June 28, 2002 to register under the Securities Act 820,000 Ordinary Shares to be offered and sold pursuant to the Shire Pharmaceuticals Inc. 401(k) Savings Plan (the “Plan”) plus an indeterminate amount of interests in the Plan.

This Registration Statement has been prepared and filed for the purpose of effecting the registration under the Securities Act of an additional 3,000,000 Ordinary Shares to be offered and sold pursuant to the Plan from time to time plus an indeterminate amount of interests in the Plan.

PART I

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions.  The documents containing the information specified in Part I have been delivered to the participants in the Plan as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a)      The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on February 23, 2011.

(b)      All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) since December 31, 2010, including, for the avoidance of doubt, the Registrant’s Amended Quarterly Report on Form 10-Q/A for the three months ended March 31, 2011, filed with the Commission on May 6, 2011.

(c)      The description of the Registrant’s Ordinary Shares and ADRs evidencing ADSs contained in the Registrant’s Current Report on Form 8-K, filed with the Commission on May 23, 2008, including any amendments or supplements thereto.

(d)      Shire Pharmaceuticals Inc. 401(k) Savings Plan Annual Report on Form 11-K for the fiscal year ended December 31, 2010, filed with the Commission on June 23, 2011.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Except as hereinafter set forth, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

Pursuant to Article 153 of the Articles of Association of the Registrant, the Company may indemnify any director of the Company out of the assets of the Registrant for any liability for which the Company may lawfully indemnify that director.

The Company’s Articles of Association provide in relevant part:

“Article 153 Indemnity of Directors

Subject to the provisions of the Companies Laws, the Company may indemnify any director of the Company or of any subsidiary against any liability and may purchase and maintain for any director of the Company or of any subsidiary insurance against any liability.  No director of the Company or of any subsidiary shall be accountable to the Company or to the members for any benefit provided pursuant to this article and the receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.”

The relevant provision of the Companies (Jersey) Law 1991 is Article 77, which provides:

“(1) Subject to paragraphs (2) and (3), any provision, whether contained in the articles of, or in a contract with, a company or otherwise, whereby the company or any of its subsidiaries or any other person, for some benefit conferred or detriment suffered directly or indirectly by the company, agrees to exempt any person from, or indemnify any person against, any liability which by law would otherwise attach to the person by reason of the fact that the person is or was an officer of the company shall be void.

(2) Paragraph (1) does not apply to a provision for exempting a person from or indemnifying the person against-

(a) any liabilities incurred in defending any proceedings (whether civil or criminal) –

(i) in which judgment is given in the person’s favour or the person is acquitted,

(ii) which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or

(iii) which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings;

(b) any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company;

(c) any liability incurred in connection with an application made under Article 212 in which relief is granted to the person by the court; or

(d) any liability against which the company normally maintains insurance for persons other than directors.

(3) Nothing in this Article shall deprive a person of any exemption or indemnity to which the person was lawfully entitled in respect of anything done or omitted by the person before the coming into force of this Article.

(4) This Article does not prevent a company from purchasing and maintaining for any such officer insurance against any such liability.”

The Company maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission while acting in their capacities as directors or officers of the Company or its affiliated companies.

The Company has entered into separate indemnity agreements with each of its current directors to indemnify the director as specified in the applicable indemnity agreement, which may provide for indemnification up to the full extent permitted by the Companies (Jersey) Law 1991, and will enter into a separate indemnity agreement with any new director.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index, which is incorporated herein by reference.

Item 9.  Undertakings.

(a)      The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on the 28th day of July, 2011.

SHIRE PLC

By:	/s/ Angus Russell
	Name:	Angus Russell
	Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, the persons who administer the Plan have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on the 28th day of July, 2011.

SHIRE PHARMACEUTICALS INC. 401(K) SAVINGS PLAN

By:	/s/ Ellen Rosenberg
	Name:	Ellen Rosenberg
	Title:	Vice President and Senior Legal Counsel

POWER OF ATTORNEY

Know all persons by these presents, that each person whose signature appears below, constitutes and appoints each of Angus Russell and Graham Hetherington as his or her true and lawful attorney-in-fact and agent, upon the action of such appointee, with full power of substitution and resubstitution, to do any and all acts and things and execute, in the name of the undersigned, any and all instruments which each of said attorneys-in-fact and agents may deem necessary or advisable in order to enable Shire plc to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this registration statement on Form S-8 (this “Registration Statement”) under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto each of said attorneys-in-fact and agents full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed this 28th day of July, 2011 by the following persons in the following capacities.

Signature	Title	Date

/s/ Angus Russell
Angus Russell	Chief Executive Officer (Principal Executive Officer)	July 28, 2011

/s/ Graham Hetherington
Graham Hetherington	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 28, 2011

/s/ Matthew Emmens
Matthew Emmens	Chairman	July 28, 2011

/s/ David Kappler
David Kappler	Deputy Chairman and Senior Independent Non-Executive Director	July 28, 2011

/s/ Patrick Langlois
Patrick Langlois	Non-Executive Director	July 28, 2011

/s/ Dr. Jeffrey Leiden
Dr. Jeffrey Leiden	Vice Chairman and Non-Executive Director	July 28, 2011

/s/ David Stout
David Stout	Non-Executive Director	July 28, 2011

/s/ William Burns
William Burns	Non-Executive Director	July 28, 2011

/s/ Dr. David Ginsburg
Dr. David Ginsburg	Non-Executive Director	July 28, 2011

/s/ Anne Minto
Anne Minto	Non-Executive Director	July 28, 2011

AUTHORIZED U.S. REPRESENTATIVE

/s/ Ellen Rosenberg
Shire plc

By:  Ellen Rosenberg, as the duly authorized
representative of Shire plc in the United States

Date: July 28, 2011

EXHIBIT INDEX

Exhibit Number

4.1
Memorandum of Association as adopted by special resolution passed on April 10, 2008 and amended by special resolution on September 24, 2008, incorporated by reference to Exhibit 99.02 to the Company’s Current Report on Form 8-K filed on October 1, 2008.

4.2	Articles of Association as amended and adopted by special resolution on April 26, 2011, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 29, 2011.

4.3
Form of Amended and Restated Deposit Agreement, among the Company, Citibank, N.A., as depositary, and all holders and beneficial owners from time to time of ADRs issued thereunder evidencing ADSs, incorporated by reference to Exhibit (a) to the Company’s Form F-6 filed on April 27, 2011.

4.4	Shire Pharmaceuticals Inc. 401(k) Savings Plan.

5.1	Opinion of Mourant Ozannes, as to the legality of the Ordinary Shares being issued pursuant hereto.

5.2	Determination Letter dated March 31, 2008 from the Internal Revenue Service regarding qualification of the Plan under Section 401 of the Internal Revenue Code.

23.1	Consent of Deloitte LLP, Independent Registered Public Accounting Firm of Shire plc.

23.2	Consent of Fischer Cunnane & Associates Ltd, Independent Registered Public Accounting Firm for the Shire Pharmaceuticals Inc. 401(k) Savings Plan.

23.3	Consent of Mourant Ozannes (included in Exhibit 5.1).

24	Power of Attorney (included in the signature pages hereof).